Exhibit 99.1
Analog Devices Raises Quarterly Dividend By 15%

NORWOOD, Mass.— February 18, 2020 —Analog Devices, Inc. (Nasdaq: ADI) today announced that its Board of Directors has voted to increase its quarterly dividend from $0.54 per outstanding share of common stock to $0.62, which is the equivalent of $2.48 annually. The new dividend represents an increase of 15% and marks the Company's 17th increase in the last 16 years. ADI has paid a dividend for 65 consecutive quarters, totaling $6.1 billion of cash returned to shareholders through dividends.

"Our robust cash flow generation places us in the top 10% of companies in the S&P 500 and we are committed to returning 100% of our free cash flow to shareholders after debt repayments,” said Vincent Roche, President and CEO. “I am confident that we are well positioned to drive sustained growth over the long-term due to our leading-edge technology and diverse business across customers, products and applications.”

The increase is effective with the dividend payable on March 10, 2020 to shareholders of record as of the close of business on February 28, 2020. The payment of any future quarterly dividends, or a future increase in the quarterly dividend amount, will be at the discretion of the Board and will be dependent upon ADI's financial position, results of operations, outlook, liquidity, and other factors deemed relevant by the Board.

About Analog Devices

Analog Devices (Nasdaq: ADI) is a leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.

Editor’s Contact Information

Michael Lucarelli
781-461-3282
Sr. Director of Investor Relations
investor.relations@analog.com

(ADI-WEB)